Schedule C
Dated April 30, 2020
To The
Expense Limitation Agreement
Dated July 29, 2013
Between
Touchstone Strategic Trust and Touchstone Advisors, Inc.

FYE 12/31	Class	Expense Limit	Termination Date
Touchstone Dynamic Equity Fund	A	1.55%	April 30, 2021
	C	2.30%
	Y	1.30%
	Institutional	1.25%
Touchstone Dynamic Diversified Income Fund	A	0.49%	April 30, 2021
	C	1.24%
	Y	0.24%
Touchstone Dynamic Global Allocation Fund	A	0.49%	April 30, 2021
	C	1.24%
	Y	0.24%

This Schedule C to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE STRATEGIC TRUST

By:	/s/ Terrie A. Wiedenheft
Terrie A. Wiedenheft Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By:	/s/ Steven M. Graziano
Steven M. Graziano President
By:	/s/ Terrie A. Wiedenheft
Terrie A. Wiedenheft
Chief Financial Officer